Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Publix Super Markets, Inc.:

We consent to the incorporation by reference in the registration statements (No. 033-55867, No. 333-62705, No. 333-63544 and No. 333-147049) on Form S-8 of Publix Super Markets, Inc. of our reports dated February 28, 2011 with respect to the consolidated balance sheets of Publix Super Markets, Inc. and subsidiaries as of December 25, 2010 and December 26, 2009, and the related consolidated statements of earnings, comprehensive earnings, cash flows and stockholders’ equity for each of the fiscal years in the three-year period ended December 25, 2010, and the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 25, 2010, which reports appear in the December 25, 2010 Annual Report on Form 10-K of Publix Super Markets, Inc.

Our report refers to the adoption of new accounting and disclosure guidance related to variable interest entities and noncontrolling interests in consolidated financial statements as of December 27, 2009.

/s/ KPMG LLP

Tampa, Florida

February 28, 2011

Certified Public Accountants